UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2018

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.
On May 8, 2018, Northern Oil and Gas, Inc. (the “Company”) held a special meeting of shareholders of the Company. Holders of 35,733,483 shares of the Company’s common stock, which represented approximately 54% of the shares of the Company’s common stock outstanding and entitled to vote as of the record date of March 22, 2018, were represented in person or by proxy at the special meeting.
At the special meeting, shareholders voted on the following proposals, which are described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 16, 2018. The number of votes cast for and against, as well as the number of abstentions with respect to, the proposals voted upon at the special meeting are set forth below.
Proposal 1 - To approve, for purposes of the rules of the NYSE American, the issuance of up to 137,916,700 shares of the Company’s common stock (the “Common Stock Proposal”). Shareholders voted as follows:

For	Against	Abstain
33,645,218	1,734,664	353,601

Proposal 2 - To approve the reincorporation of the Company from Minnesota to Delaware (the “Reincorporation Proposal”). Shareholders voted as follows:

For	Against	Abstain
34,911,289	684,528	137,666

Proposal 3 - To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Common Stock Proposal or the Reincorporation Proposal or to ensure that any supplement or amendment to the proxy statement is timely provided to the Company’s shareholders. Shareholders voted as follows:

For	Against	Abstain
34,134,899	1,466,112	132,472

Accordingly, the Common Stock Proposal and the Reincorporation Proposal were both approved by the Company’s shareholders at the special meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2018	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Executive Vice President, General Counsel and Secretary